NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Reid Cox
November 15, 2007		916-786-1799
r.cox@surewest.com

SureWest Declares Quarterly Cash Dividend

(ROSEVILLE, CALIFORNIA) - Leading independent telecommunications holding company SureWest Communications (NASDAQ:SURW) announced that its board of directors declared a regular, quarterly cash dividend of $0.25 per share, payable December 14, 2007, to shareholders of record at the close of business on November 30, 2007. This represents the 217th consecutive quarterly dividend declared by the SureWest board of directors. SureWest has approximately 11,000 shareowners holding approximately 14.5 million total shares outstanding.

	Amount	Payable Date	Record Date
Regular Cash	$0.25	12-14-2007	11-30-2007

About SureWest
Serving the Northern California region for more than 90 years, SureWest Communications (http://www.surewest.com) is one of the nation's leading integrated communications providers, and is the bandwidth leader in the markets it serves. SureWest's bundled offerings include an array of advanced IP-based digital video, high-speed Internet, local and long distance telephone, and wireless PCS. SureWest's fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to 50 Mbps. Its copper platform provides IP-based digital video, digital voice and DSL broadband and is in the process of being upgraded to fiber in select areas to increase the number of revenue generating units available in those markets.

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